Exhibit 23(a)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-78617, 33-54415, 33-58371, 33-60427, 333-44127, 333-118061, 333-166709, 333-174704, 333-174707, 333-204618, 333-212783, 333-229841, 333-237951, and 333-256558 on Form S-8 and Registration Statement Nos. 333-253286 and 333-253291 on Form S-3 of our reports dated February 16, 2022, relating to the consolidated financial statements and consolidated financial statement schedule of The Southern Company and Subsidiary Companies, and the effectiveness of The Southern Company and Subsidiary Companies' internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Southern Company for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 16, 2022